Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

Broadridge Financial Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.750% Notes due 2036	Rule 457(r)	$500,000,000.00	99.700%	$498,500,000.00	$138.10 per $1,000,000	$68,842.85
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$498,500,000.00		$68,842.85
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$68,842.85

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3ASR (File No. 333-289263).